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EXHIBIT 99.1


               FIRST CAPITAL, INC. REPORTS FIRST QUARTER EARNINGS


Corydon,  Indiana--(BUSINESS  WIRE)--May 2, 2003. First Capital,  Inc.  (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $721,000 or $0.28 per diluted share for the quarter ended March 31, 2003, compared to $793,000 or $0.32 per diluted share for the quarter ended March 31, 2002.

The earnings reduction is due to an increase in noninterest expenses partially offset by increases in noninterest income and net interest income after provision for loan losses. The March 2003 acquisition of Hometown Bancshares, Inc. (Hometown), the holding company for Hometown National Bank in New Albany, Indiana, and the addition of personnel for the new branch office in Jeffersonville, Indiana scheduled to open later this month, were the primary factors in the increase of noninterest expenses.

Net interest income after provision for loan losses increased $89,000 for the quarter ended March 31, 2003 as compared to the prior year. Interest expense decreased $163,000 when comparing the first quarter of 2003 against the first quarter of 2002. This was partially offset by an increase of $105,000 in the provision for loan losses when comparing the same two periods. Items affecting management's evaluation of the loan loss provision include the levels and trends in charge-offs and recoveries, trends in volume and terms of loans, levels and trends in delinquencies, effects of changes in credit concentrations, changes in industry and market conditions and national and local economic trends and conditions.

Noninterest income increased $113,000 as compared to the quarter ended March 31, 2002. Service charges on deposits increased $59,000 during the period. The Bank also recognized a gain of $51,000 on the sale of securities during the first quarter of 2003 but did not sell any securities during the same period in 2002.

Noninterest expenses increased $320,000 for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002. Compensation and benefits increased by $147,000 compared to the same period last year primarily due to additional personnel from the Hometown acquisition and in anticipation of the opening of the Jeffersonville office. Other factors include the increased costs of employee health insurance and normal salary increases. Data processing fees increased $87,000 and other operating expenses increased $71,000 when comparing the first quarter of 2003 to the same period of 2002. The primary factor for the increase in data processing fees was the conversion of the Hometown accounts to the Bank's computer system. An increase of $42,000 in advertising expense was the primary reason for the change in other operating expenses. The Bank has adopted a more aggressive marketing campaign to target the areas where the acquired offices are located as well as the new Jeffersonville location.

Total assets as of March 31, 2003 were $396.9 million compared to $308.6 million at December 31, 2002. At the time of the Hometown acquisition, Hometown National Bank had assets of $90.5 million, including gross loans receivable of $65.4 million, allowance for loan losses of $1.1 million, nonaccrual loans of $518,000, foreclosed real estate of $80,000 and short-term investments totaling $18.2 million. Hometown deposits at the acquisition date totaled $84.7 million.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany and New Salisbury. The new location in Jeffersonville is expected to open in May. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services,
                      ---------------------
a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.


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Because of the risks and uncertainties  inherent in forward-looking  statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                             2003                2002
                                                                             ----                ----
             OPERATING DATA
               (Dollars in thousands, except per share data)

             Total interest income                                     $       4,708       $       4,677
             Total interest expense                                            2,062               2,225
                                                                       ------------------------------------
             Net interest income                                               2,646               2,452
             Provision for loan losses                                           150                  45
                                                                       ------------------------------------
             Net interest income after provision for loan losses               2,496               2,407
             Total non-interest income                                           509                 396
             Total non-interest expense                                        1,918               1,598
                                                                       ------------------------------------
             Income before income taxes                                        1,087               1,205
             Income tax expense                                                  366                 412
                                                                       ------------------------------------
             Net income                                                $         721       $         793
                                                                       ====================================
             Net income per common share, basic                        $        0.29       $        0.32
                                                                       ====================================
             Net income per common share, diluted                      $        0.28       $        0.32
                                                                       ====================================

                                                                           MARCH 31,         DECEMBER 31,
             BALANCE SHEET INFORMATION                                       2003                2002
                                                                             ----                ----

             Cash and due from banks                                   $       8,051       $       6,610
             Interest bearing deposits with banks                             16,943               6,044
             Investment securities                                            68,034              66,454
             Gross loans                                                     283,023             217,214
             Allowance for loan losses                                         2,395               1,218
             Earning assets                                                  368,586             291,210
             Total assets                                                    396,909             308,553
             Deposits                                                        297,307             216,202
             FHLB debt                                                        54,595              53,320
             Stockholders' equity                                             42,613              36,330
             Non-performing assets:
                 Nonaccrual loans                                              1,170                 607
                 Foreclosed real estate                                          363                 102
